UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified in Its Charter)

Biglari Capital Corp.

THE LION FUND II, L.P.

Biglari holdings inc.

First Guard Insurance Company

Southern Pioneer Property and Casualty Insurance Company

SPP&C Holding Co., Inc.

Sardar Biglari

raymond p. barbrick

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Biglari Capital Corp., together with the other participants named herein (collectively, “Biglari”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its director nominee at the 2020 annual meeting of shareholders of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”).

On November 16, 2020, Biglari issued the following press release:

BIGLARI CAPITAL CORP. Issues Statement On Why It IS URGENT to ADD AN INDEPENDENT NOMINEE TO CRACKER BARREL BOARD OF DIRECTORS

SAN ANTONIO, TX — November 16, 2020 — Biglari Capital Corp. (together with its affiliates, “Biglari Capital”), one of the largest and longest-standing shareholders of Cracker Barrel Old Country Store, Inc. (the “Company” or “Cracker Barrel”) (NASDAQ:CBRL), beneficially owning approximately 8.7% of the Company’s outstanding common stock, today issued the following statement in support of its nominee for election to the Cracker Barrel board of directors (the “Board”) at the Company’s upcoming annual meeting of shareholders, scheduled for November 19, 2020.

For weeks now, Cracker Barrel has tried to mislead investors into believing the election of directors at its 2020 annual shareholders meeting is not about Cracker Barrel, but rather about Biglari Capital. But Biglari is not running for a Board seat, nor is any individual who has any relationship with Biglari Capital or is otherwise beholden to it in any way. Rather, we have nominated Raymond P. (“Rick”) Barbrick, a highly qualified restaurant industry executive with over 30 years of experience, whose independence has been affirmed by Institutional Shareholder Services Inc. (“ISS”).

Why Cracker Barrel needs a director with relevant restaurant experience

The Company has failed to achieve its three-year plan, failed to increase customer traffic, lagged in total shareholder return, and botched its investment in Punch Bowl Social, which cost shareholders over $137 million in eight months. It is inconceivable to us that, despite the ongoing downturn in its business, the Company has eschewed putting an experienced industry executive on the Board who could bring expertise to these matters. The four directors the Company has added in the past three years have absolutely no relevant expertise, including the two directors brought on after the Punch Bowl Social debacle, which, according to ISS, “exposed the lack of appropriate restaurant experience on the board.” 1

Clearly, if the Company had directors with the right experience, then management would not have been allowed to run rampant with undisciplined spending on capital expenditures, acquisitions, and investments, which have all gone unchecked precisely because the Board lacks relevant restaurant expertise. It is not surprising that management wants to preserve the status quo, considering the current Board went out of its way to pay the Company’s executives bonuses when none was earned, eliminate the performance-vesting requirements of 2019 and 2020 equity awards, and gift CEO Sandy Cochran over $6 million in compensation in the midst of a global pandemic. It is time for these excesses to stop and for the Board to return its full attention to enhancing the core Cracker Barrel brand, overseen by a new director with extensive experience in both restaurant operations and capital allocation.

1 Permission to quote ISS was neither sought nor obtained.

Why it is urgent to add a director with relevant experience

It is during crises such as the current pandemic that a company’s leaders must have the relevant skill set to navigate through key strategic decisions. Much as it would be absurd to fill an investment management company with directors lacking any financial market expertise, it is misguided to fill the board of a casual dining restaurant chain with directors possessing no casual dining expertise.

Adding to this urgency is the Board’s extreme mishandling of its initial investment in, and subsequent exit from, the Punch Bowl Social project. To be sure, we were opposed to the Punch Bowl Social investment, for we thought the price paid was sky-high and that entering into the nightlife business was a strategic mistake. But once the investment was made, through equity and debt positions, we thought the Board’s decision to exit Punch Bowl Social without becoming an unsecured creditor was also a poor demonstration of judgment, as it meant the Company would be unable to salvage any value from its investment. In an act of inexplicable recklessness, the Board determined to exit Punch Bowl Social before the passage of the CARES Act, when it was impossible to know what would be contained in it.

Yet what makes the current situation most urgent is that just weeks ago, the Board and management affirmed their intention to maintain their strategy of acquisitions in unrelated and untested concepts. CEO Sandy Cochran, in her October 1, 2020 letter to shareholders, insisted that Cracker Barrel will continue to “Extend our Brand by seeking opportunities where we can leverage our scale and expertise and either create or invest in other concepts.” Statements such as this should cause alarm in shareholders, as they further demonstrate the critical need for a director on the Board who can ask the right questions and hold management accountable for its actions, before the Board compounds its past errors and destroys even more value for shareholders. If the Board contemplates other acquisitions, shareholders should welcome a director with relevant experience who has navigated restaurant acquisitions and has no prior relationship with any other director.

Rick Barbrick, highly qualified independent Board nominee

Fortunately, we have done the work that the Company left undone and, through our own efforts, have identified and recruited an independent and highly qualified candidate, Rick Barbrick, to rectify what ISS called the “shortage of relevant restaurant industry experience on the board.” Mr. Barbrick has over 30 years of restaurant experience in casual dining and fast food businesses, most recently as President, Co-Chief Executive Officer, and Chief Operating Officer of the Briad Group, the owner-operator of one of the largest Wendy’s franchises in North America. Prior to March 2020, Briad was a TGI Fridays franchisee as well, and at one point was the largest TGI Fridays operator. Mr. Barbrick has also led and operated a number of restaurant concepts, including Avado Brands, Inc. (d/b/a Don Pablo’s Restaurant) (formerly NASDAQ: AVDO) and Bertucci’s. In fact, if he is elected at the upcoming annual meeting, Mr. Barbrick would be the only director on the Board who has experience in managing a freestanding restaurant chain.

Mr. Barbrick’s experience is ideally suited to Cracker Barrel’s primary strategic initiative to “enhance the core” because, in stark contrast to the incumbent directors, he has been involved in all operations of a restaurant company. Thus, he would know the right questions to ask in board deliberations, including those concerning capital allocation, succession planning, and other governance matters. As a leader of restaurant companies, Mr. Barbrick has:

•	Spearheaded Bertucci’s transformation from “pizzeria” to a full-service casual dining concept

•	Executed strategic plans, marketing and operating initiatives, menu enhancements, and the reimaging of units

•	Acquired and divested various restaurant companies

•	Evolved a corporate culture in which staff is highly motivated to attend to every detail of the restaurant environment and guest experience

•	Focused on creating community goodwill by partnering with local charities and building relationships to support the opening of new restaurants

•	Created unique family dining experiences

Based on his extended and accomplished career, including his work for a number of private equity sponsors, no one can plausibly deny that Mr. Barbrick would bring his own perspective and expertise to the Board, would work constructively with the other directors, and would serve as an independent voice for the benefit of all shareholders. It is without dispute that Mr. Barbrick has been a productive, rather than a disruptive, force on every board on which he has previously served.

Compare Mr. Barbrick’s experience with that of the Company’s nominee, Norman Johnson.
Mr. Johnson has:

•	Had absolutely no restaurant experience, having previously served as an executive of a filtration company and on the boards of a valve manufacturer and a provider of transportation and trucking services

•	Not been listed in the Company’s proxy statement as having any financial experience, despite Ms. Cochran’s claim that he is a “financial expert” serving on the audit committee

•	Been purported to have “intimate knowledge of…acquisitions and growth strategies,” yet has presided over a failed acquisition strategy that has caused substantial value destruction for shareholders

•	Overseen a Board “refreshment” process that appears to have been more about “who you know,” considering the backstory of Mr. Johnson’s own election to the Board back in 2012

The $5 Million Question

We nominated one individual with exactly the experience the Board desperately needs, which we thought would avoid a proxy contest. The question shareholders must ask is: Why is Cracker Barrel wasting more than $5 million of shareholders’ money simply to fight Mr. Barbrick’s candidacy? The Board’s unreasonableness has forced us into a proxy contest. We believe one Board seat not only sends the right message, but also changes the dynamics in the boardroom to avoid poor compensation plans, poor acquisition strategies, and poor expansion initiatives. But the Board would rather fight Mr. Barbrick’s nomination during a pandemic than expand the Board with an experienced restaurant executive. The Company would have you believe that its current directors already possess relevant backgrounds, but shareholders should see right through this hollow claim, just as ISS has: “The independent directors do possess substantial experience in the food service sector, just not with independent dining brands and diners who have come to venues primarily for a dining experience.” ISS also noted “they have only incidental and captive-dining expertise.”

The Company failed to bring in someone with relevant restaurant experience, we believe, because the Board did not know its importance. A similar breakdown occurred when it pursued and exited Punch Bowl Social, another governance failure from a lack of relevant restaurant experience on the Board. We identified a serious skill-set gap on the Board and then presented someone who has the expertise no other director on the Board possesses. There is no reason to give the Board a pass on its governance failures. The Board has had its opportunity to make the necessary changes — yet it has failed in its refreshment process.

Accordingly, as one of the Company’s largest shareholders, we urge our fellow shareholders to support the election of the highly qualified and independent restaurant executive Rick Barbrick to the Board and vote the GOLD proxy card today.